Exhibit 5.1 Opinion of Moss & Barnett, A Professional Association, Counsel to the Company


December 15, 1997


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

     RE:  BAB Holdings, Inc.
          Registration Statement on Form S-3
          Our File No. 54388.2

Dear Sir / Madam:

     We are counsel for BAB Holdings, Inc. (the "Company") in connection with the filing with the Commission of a Registration Statement on Form S-3 (the "Registration Statement") for registration of 708,219 shares of common stock of the Company, no par value (the "Common Stock") offered solely by the shareholders of the Company, who are named therein.

     We have examined and are familiar with such documents and corporate records of the Company as we have deemed necessary and appropriate for the purpose of rendering the following opinion.
Based on the foregoing, we are of the opinion that:

     The Shares of Common Stock offered pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the Prospectus.


                                      Very truly yours,


                                      MOSS & BARNETT
                                      A Professional Association


                                      Janna R. Severance